Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan and Exact Sciences Corporation Deferred Compensation Plan of our reports dated February 20, 2026, with respect to the consolidated financial statements and schedule of Abbott Laboratories and subsidiaries and the effectiveness of internal control over financial reporting of Abbott Laboratories and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 23, 2026